UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 21, 2010

RIDGEWOOD ENERGY X FUND, LLC
(Exact name of registrant as specified on its charter)

Delaware	000-53591	26-0870318
(State of Incorporation)	(Commission	(I.R.S. Employer
	File Number)	Identification No.)

Registrant’s address and telephone number:
14 Philips Parkway, Montvale, NJ 07645
(800) 942-5550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2b)

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.             Material Impairments

On December 21, 2010, the Ridgewood Energy X Fund, LLC, (the “Fund”) along with its affiliates, Ridgewood Energy O Fund, LLC, Ridgewood Energy S Fund, LLC, Ridgewood Energy T Fund, LLC, Ridgewood Energy U Fund, LLC, Ridgewood Energy Z Fund, LLC and Ridgewood Energy Gulf of Mexico Oil and Gas Fund, L.P. (“Ridgewood”), entered into a Purchase and Sale Agreement (“Agreement”) with Stone Energy Corporation (“Stone”) to sell Ridgewood’s collective working interests in the Outer Continental Shelf (“OCS”) oil and gas leases OCS-G 33194 – Garden Banks Block 292 and OCS-G 32409 – Garden Banks 293, (collectively the “Aspen Project”) for a total purchase price of $15.0 million.  The Fund has a 2.33% working interest in the Aspen Project and expects to receive $2.3 million in proceeds from the sale.  The Fund has spent $5.9 million on the Aspen Project.  Accordingly, as a result of the sale of the Aspen Project, the Fund expects to record a fourth quarter loss of approximately $3.5 million.

Pursuant to the Agreement, the closing of the sale of the Aspen Project is subject to certain conditions including a review of certain records relating to the Aspen Project but shall take place on or before January 21, 2011.  However Ridgewood cannot assure that the closing will occur as scheduled or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

RIDGEWOOD ENERGY X FUND, LLC

Date: December 28, 2010	By:	/s/ Kathleen P. McSherry

Kathleen P. McSherry
Executive Vice President and Chief Financial Officer